TBK Bank to Acquire 9 Branches from Independent Bank

DALLAS, June 23, 2017 (GLOBE NEWSWIRE) – Triumph Bancorp, Inc. (NASDAQ:TBK) today announced that its banking subsidiary, TBK Bank, SSB (“TBK Bank”) has signed a definitive agreement to acquire 9 branch locations in Colorado from Independent Bank Group, Inc.’s (NASDAQ: IBTX) banking subsidiary Independent Bank. TBK Bank will purchase approximately $100 million in loans and assume approximately $168 million in deposits associated with the branches for an estimated aggregate deposit premium of $7 million or 4.17%. The actual premium will be based on a 30 day average of deposit balances at the time the transaction closes.

“This acquisition enhances our retail footprint, improves our core deposit base and complements the personnel announcements we made on June 8, 2017,” said Aaron P. Graft, Vice Chairman and CEO of Triumph Bancorp, Inc. “With this purchase, we expand our footprint in our Western Division to 27 branches and bring our total number of branches to 46.  We are excited to welcome the customers and staff of these branches to the TBK Bank team.”

The following is a list of the 9 branches included in the acquisition by TBK Bank.

•	615 W 8th Avenue, Yuma, Colorado 80759
•	102 N Washington Street, Otis, Colorado 80743
•	122 W Main Street, Sterling, Colorado 80751
•	175 E First Street, Akron, Colorado 80720
•	10 Angrove Avenue, Johnstown, Colorado 80534
•	5855 Firestone Boulevard, Firestone, Colorado 80504
•	1300 Broad Street, Milliken, Colorado 80543
•	401 Coffman Street, Longmont, Colorado 80501
•	3650 35th Avenue, Evans, Colorado 80620

The branches were previously acquired in April 2017 by Independent Bank Group as a part of its acquisition of Carlile Bancshares, Inc. and its banking subsidiary Northstar Bank.

The transaction is expected to close during the fourth quarter of 2017 and is subject to certain closing conditions, including receipt of regulatory approval and other customary closing conditions.

Triumph Bancorp, Inc. was advised in this transaction by Wachtell, Lipton, Rosen & Katz as legal counsel.  Haynie Rake Repass & Klimko, P.C. acted as legal counsel to Independent Bank Group, Inc.

ABOUT TRIUMPH BANCORP, INC.

Triumph Bancorp, Inc. (NASDAQ: TBK) is a financial holding company headquartered in Dallas, Texas, with a diversified line of community banking and commercial finance activities. Our bank subsidiary, TBK Bank, SSB, is a Texas-state savings bank offering commercial and consumer banking products focused on meeting client needs in Texas, Colorado, Kansas, Iowa and Illinois. We also serve a national client base through our commercial finance offering, which includes factoring, equipment lending, asset based lending, commercial insurance and premium finance solutions for independent insurance agents.

Forward-Looking Statements

This Press Release may contain forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that such statements, including statements with respect to the expected benefits of the proposed transaction and the timing of the proposed transaction, are predictions and that actual events or results may differ materially. These forward-looking statements are not guarantees of future results and are subject to factors that could cause actual results to differ materially from those we may expect, including, but not limited to: economic, political and market conditions and fluctuations; competition; the possibility that the expected benefits related to the proposed transaction may not materialize as expected; the proposed transaction not being timely completed, if completed at all; prior to the completion of the proposed transaction, Independent Bank’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities, difficulty retaining key employees, and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all; and other factors identified in our filings with the Securities and Exchange Commission (the “SEC”). For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and the forward-looking statement disclosure contained in Triumph’s Annual Report on Form 10-K, filed with the SEC on February 17, 2017. Forward-looking statements speak only as of the date made and Triumph undertakes no duty to update such information.

SOURCE: Triumph Bancorp, Inc.